Exhibit 99.1

FOR IMMEDIATE RELEASE

BRIDGE BANCORP, INC. AND DIME COMMUNITY BANCSHARES, INC. ANNOUNCE BRIDGE BANCORP FOURTH QUARTER 2020 DIVIDEND

(Bridgehampton, NY and Brooklyn, NY – January 8, 2021) Bridge Bancorp, Inc. (the “Company”) (NASDAQ: BDGE), the holding company for BNB Bank, and Dime Community Bancshares, Inc. (“Dime”) (NASDAQ:DCOM), the holding company for Dime Community Bank, announced the declaration by the Company of a quarterly dividend of $0.24 per share. The dividend will be paid on February 12, 2021 to the Company’s shareholders of record as of February 5, 2021. The Company’s shareholders as of the record date will include the former Dime shareholders following the expected February 1, 2021 consummation of the merger of equals between the Company and Dime. Pursuant to the merger agreement dated July 2020, Dime will not declare its typical quarterly dividend.  As previously disclosed, each Dime share will be exchanged for 0.648 shares of the Company at the closing of the transaction.  The Company continues its trend of uninterrupted dividends.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, BNB Bank. Established in 1910, BNB Bank, with assets of approximately $6.3 billion, operates 39 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB Bank's wholly-

owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly-owned subsidiary of BNB Bank, offers financial planning and investment consultation.  For more information visit www.bnbbank.com.

About Dime Community Bancshares, Inc.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered community commercial bank that was founded in 1864. Dime Community Bank is headquartered in Brooklyn, NY and operates 28 banking offices located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on Dime Community Bancshares, Inc. and Dime Community Bank can be found on Dime's website at www.dime.com.

On July 1, 2020, the Company and Dime entered into an Agreement and Plan of Merger, pursuant to which Dime will merge with and into the Company, and Dime Community Bank will merge with and into BNB Bank.  Following the merger, the Company will operate under the name “Dime Community Bancshares, Inc.” and BNB Bank will operate under the name “Dime Community Bank.” All shareholder and regulatory approvals have been obtained for the transaction, and the merger is expected to close effective February 1, 2021.

Bridge Bancorp, Inc

Investor Relations Contact

John M. McCaffery

Executive Vice President – Chief Financial Officer

Phone: 631-537-1001; Ext. 7290

Email: jmccaffery@bnbbank.com

Dime Community Bancshares, Inc.

Investor Relations Contact:

Avinash Reddy

Senior Executive Vice President – Chief Financial Officer

Phone: 718-782-6200; Ext. 5909

Email: areddy@dime.com